Registration No. 333-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM S-3
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                    IPALCO ENTERPRISES, INC.
     (Exact name of registrant as specified in its charter)

               Indiana                                35-1575582
     (State or other jurisdiction                 (I.R.S. Employer
     of incorporation or organization)            Identification No.)

     One Monument Circle                     John R. Brehm
     P.O. Box 1595                           Vice President and Treasurer
     Indianapolis, Indiana 46206-1595        IPALCO Enterprises, Inc.
     (317) 261-8261                          One Monument Circle,
                                             P.O. Box 1595
     (Address, including zip code, and       Indianapolis, Indiana 46206-1595
     telephone number, including area        (317) 261-8261
     code, of registrant's principal         (Name, address, including zip
     executive offices)                      code, and telephone number,
                                             including area code, of agent
                                             for service)
                           Copies to:

                         Bryan G. Tabler
          Vice President, Secretary and General Counsel
                    IPALCO Enterprises, Inc.
                       One Monument Circle
                          P.O. Box 1595
                   Indianapolis, IN 46206-1595

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                 CALCULATION OF REGISTRATION FEE





Title of each           Amount to       Proposed maximum        Proposed maximum aggre-         Amount of regis-
class of                be registered   offering price          gate offering price <F1>        tration fee
securities to                           per unit<F1>
be registered


Common Stock,           1,500,000       $26.125<F1>             $39,187,500<F1>                 $13,512.93
without par value       shares<F2>




<F1> Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices per share of Common Stock of IPALCO Enterprises, Inc. on July 16, 1996, pursuant to Rule 457(c).

<F2> Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                              IPALCO ENTERPRISES, INC.

                                IPALCO PowerInvest
                                _________________

                            Common Stock, No Par Value

     IPALCO PowerInvest, the dividend reinvestment and direct stock purchase plan (the "Plan") of IPALCO Enterprises, Inc. ("IPALCO"), provides a simple and convenient method for current and potential investors to purchase shares of IPALCO Common Stock, no par value ("Common Stock") either in the form of new issue shares, open market shares, or in privately negotiated transactions, as determined by IPALCO's Board of Directors.

     Participants in the Plan may:

        * through an initial cash investment of at least $250 become an IPALCO shareholder;

        * have dividends on all or a portion of the Common Stock, whether held directly or in the Plan, automatically reinvested;

        * receive cash dividends on all or a portion of the Common Stock, whether held directly or in the Plan;

        * invest by making optional cash payments of not less than $25 in any calendar month or more than $100,000 in any calendar year;

        * deposit their Common Stock certificates with the Plan for safekeeping;

        * direct IPALCO to transfer shares of Common Stock held in the Plan to other persons and receive a gift certificate upon request; and

        *    sell shares of Common Stock held in their Plan accounts.

   The purchase price of new issue shares of Common Stock will be the average of the high and low sales prices on the New York Stock Exchange Composite Tape on the Investment Date, as defined in the Plan. The purchase price of shares purchased on the open market will be the weighted average of the prices of the Common Stock purchased for the Plan for an Investment Date, including brokerage commissions. The Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to certain persons are offered only through a registered broker-dealer in such jurisdictions.

                        _________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        _________________

   This Prospectus constitutes the Plan document and relates to 1,500,000 shares of Common Stock of IPALCO registered for purchase under the Plan. This Prospectus should be retained for future reference.

       The date of this Prospectus is  ____________, 1996.

            IF YOU HAVE QUESTIONS CONCERNING THE PLAN

   Please address all correspondence concerning the Plan to:

Indianapolis Power & Light Company     Local Telephone     317-261-8394
Shareholder Services                   Toll Free           800-877-0153
P.O. Box 798                           Facsimile           317-630-5780
Indianapolis, Indiana  46206-0798      Internet        http://www.ipalco.com
                                       E-Mail          nanderson@ipalco.com



                      AVAILABLE INFORMATION

   IPALCO is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Reports, proxy material and other information concerning IPALCO can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   IPALCO's Annual Report on Form 10-K for the latest fiscal year, all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by IPALCO pursuant to Section 13 or 15(d) of the Exchange Act since the end of such fiscal year, and the description of Common Stock which is contained at Item 4 in a Registration Statement on IPALCO's Form 8-B, as filed with the Commission on December 21, 1983, including any amendment or report filed for the purpose of updating such description, have been filed with the Commission and are incorporated herein by reference.

   All documents subsequently filed by IPALCO with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by referenced herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   IPALCO hereby undertakes to provide without charge to each person to whom this Prospectus has been provided, on the request of any such person, a copy of any of the documents incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to IPL Shareholder Services, P.O. Box 798, Indianapolis, IN 46206, or by calling 317-261-8394 or 800-877-0153.


          IPALCO ENTERPRISES, INC. AND ITS SUBSIDIARIES

   IPALCO Enterprises, Inc. ("IPALCO") is a holding company incorporated under the laws of the State of Indiana on September 14, 1983. Indianapolis Power & Light Company is a wholly-owned subsidiary of IPALCO and is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas, all within the State of Indiana, the most distant point being about forty miles from Indianapolis. It also produces, distributes and sells steam within a limited area in such city. Mid-America Capital Resources, Inc. ("Mid-America") is the holding company for IPALCO's unregulated activities, and has as its subsidiaries: Indianapolis Campus Energy, Inc., Store Heat and Produce Energy, Inc., which conducts business as SHAPE Energy Resources, American Energy Service Corp., and Mid-America Energy Resources, Inc. ("Energy Resources"). Energy Resources has operated a district cooling system in downtown Indianapolis since 1991 and through other subsidiaries in downtown Cleveland, Ohio, since 1993. In 1995, Mid-America established Vital Resource Management as an operating division within Mid-America. The principal executive offices of IPALCO are located at One Monument Circle, Indianapolis, Indiana 46204, and the telephone number is 317-261-8261.


                       IPALCO PowerInvest

Purpose

   The purpose of the Plan is to provide existing and potential investors with a simple, convenient and economical method to purchase shares of IPALCO Common Stock.


Administration

   Indianapolis Power & Light Company ("IPL" or the "Administrator") administers the Plan, maintains records, sends statements of account to participants and performs such other duties as required by the Plan. The Administrator also serves as transfer agent, registrar and dividend paying agent for IPALCO Common Stock.

   All correspondence regarding the Plan and completed Enrollment
Forms should be sent to the Administrator at the address which follows. Please provide your Plan account number and/or Social Security Number on all correspondence.

Indianapolis Power & Light Company      Local Telephone     317-261-8394
Shareholder Services                    Toll Free           800-877-0153
P.O. Box 798                            Facsimile           317-630-5780
Indianapolis, Indiana  46206-0798       Internet      http://www.ipalco.com
                                        E-mail        nanderson@ipalco.com

   The Administrator will appoint an independent agent (the "Agent") for purchasing and selling shares for participants on the open market or through negotiated transactions consistent with applicable securities laws and regulations relating to volume, timing and price of such purchases during any calendar month. The Agent will be an "agent independent of the issuer" as that term is defined in the rules and regulations under the Exchange Act. All shares purchased by the Agent will be held by and registered in the nominee name of the Administrator.

   IPALCO reserves the right to make such additional or other arrangements for the administration of the Plan as it deems appropriate. IPALCO may replace the Administrator or the Agent at any time without prior notice to the Plan participants. The Administrator and the Agent each reserves the right to resign at any time upon advance written notice to IPALCO. IPALCO, IPL and the Agent, in administering the Plan and in performing their respective functions, shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising, or alleged to have arisen, out of the failure to enroll an applicant, reinvest dividends, invest initial or optional cash payments or terminate a participant's account under the Plan. However, nothing contained herein shall affect a participant's right to bring a cause of action based on alleged violations of federal securities laws.

   Participants should recognize that IPALCO cannot assure them of a profit or protect them against a loss on the value of shares of Common Stock purchased or deposited by them under the Plan.

   The officers of IPALCO may take such actions to carry out the Plan as are not contrary to the terms and conditions of the Plan. IPALCO will interpret and regulate the Plan and any agreement pertaining thereto, and any such interpretation or regulation shall be conclusive.


Eligibility

   Any person or entity, whether or not a record holder of Common
Stock, is eligible to participate in the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described herein; and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to IPALCO, the Plan or the participant. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to certain persons are offered only through a registered broker-dealer in such jurisdictions.

   If a person owns shares which are registered in someone else's name, such as in the name of a broker, nominee or trustee, and desires to participate in the Plan, such person may request the broker, nominee or trustee to participate in the Plan on his or her behalf. In the alternative, such person may have those shares registered in his or her own name and participate in the Plan individually.


Enrollment

   Holders of Common Stock currently participating in IPALCO's
Automatic Dividend Reinvestment and Stock Purchase Plan, which is being replaced by this Plan, will automatically be participants in the Plan without sending in a new Enrollment Form. However, a participant who wishes to change his participation in any way must submit a new
Enrollment Form.

   After being furnished with a copy of this Prospectus, enrollment in the Plan may be accomplished at any time by completing and signing an Enrollment Form and returning it to the Administrator at the applicable address indicated in "Administration" above. Persons or entities that are not registered holders of Common Stock, or employees of IPALCO or its subsidiaries, must submit an initial cash investment, in an amount of at least $250 and not more than $100,000 with their Enrollment Form. Checks or money orders should be made payable to the order of "IPALCO Enterprises, Inc." DO NOT SEND CASH. An Enrollment Form and return envelope may be obtained by written request to the Administrator, or by calling 317-261-8394 or 800-877-0153.

   An Enrollment Form will be processed as promptly as practicable, normally within two business days of receipt. Participation in the Plan will commence after the properly completed Enrollment Form has been reviewed and accepted by the Administrator.

   If the Enrollment Form is received after a record date, reinvestment of dividends will begin with the next dividend payment date. See "Dividends" for approximate record dates and cash dividend payment dates.


Employee Enrollment

   After being furnished with a copy of this Prospectus, enrollment in the Plan by employees who are not currently shareholders may be accomplished at any time by completing and signing an Enrollment Form and returning it to the Administrator together with an initial payment of at least $25. Checks or money orders should be made payable to the order of "IPALCO Enterprises, Inc." Employees who are already registered shareholders may participate in the Plan by completing an Enrollment Form.

   To receive an Enrollment Form employees may contact:

       IPL - Shareholder Services Division          Telephone: 317-261-8394
       Room 701 - IPALCO Corporate Center                      800-877-0153


Dividend Reinvestment Options

   Participants may choose to reinvest cash dividends paid on Common Stock registered in their name or held in their account under the Plan as follows:

   Full Reinvestment -- Reinvest cash dividends payable on all Common Stock registered in the participant's name and on all Common Stock held in the Plan.

   Partial Reinvestment -- Reinvest cash dividends payable on a portion of the Common Stock registered in the participant's name or held in the Plan and receive cash dividends on the remaining shares.

   No Reinvestment -- Receive cash dividends on all Common Stock registered in the participant's name and on all Common Stock held in the Plan.

Participants may make optional cash payments at any time under any of the reinvestment options.

   If a participant does not make an election, dividends payable on Common Stock held in his or her account under the Plan will be reinvested.


Changing Reinvestment Options

   Participants may change their reinvestment option after enrollment by selecting one of the other options on a new Enrollment Form and signing and returning it to the Administrator. Changes will become effective as soon as practicable after they are received by the Administrator.


Direct Deposit of Dividends

   A participant may elect to have any cash dividends not being reinvested under the Plan electronically deposited to the participant's predesignated U.S. bank account. To receive such dividends by direct deposit, contact the Administrator for a Direct Deposit Authorization Form. Direct Deposit Authorization Forms should be completed, signed and returned to the Administrator. Participants may change the designated account for direct deposit or discontinue this feature by written instructions to the Administrator.

Optional Cash Payments

   After enrolling as a Plan participant, subsequent optional cash payments of not less than $25 in any calendar month, or more than $100,000 per calendar year, may be made from time to time. Such investments may be made by sending a check or money order, payable to the order of "IPALCO Enterprises, Inc." along with a completed cash payment form located at the top of the account statement.

   Once employees become Plan participants, they may elect to make optional cash payments through payroll deduction of not less than $12.50 bi-weekly. The amount of payroll deduction can be changed or terminated by contacting the Administrator. Employees may also send optional cash payments directly to the Administrator under the same terms and conditions as other Plan participants.

   Optional cash payments will be acknowledged in the regular account statement prepared by the Administrator. If the Administrator receives payments totaling more than $100,000 per calendar year from a participant, the amount by which those payments exceed $100,000, or if in one check, the entire amount, will be returned to the participant. A participant may prevent investment of an optional cash payment by notifying the Administrator at least five full business days before the Investment Date. The same amount of money need not be sent each time, and there is no obligation to make an optional cash payment at any time. Participants who elect to make initial or optional cash payments under the Plan must make such payments in lawful money of the United States of America. The method of delivery of any initial and optional cash investment is at the election and risk of the participant or interested investor and will be deemed received when actually received by the Administrator.


Electronic Stock Purchase

   Participants may also take advantage of an automatic monthly investment feature of the Plan. This feature allows a participant to specify an amount (not less than $25 in any calendar month nor more than $100,000 per calendar year) to be electronically transferred from a pre-designated U.S. bank checking account. To initiate automatic monthly deductions, the participant must complete and sign an Electronic Stock Purchase Form and return it to the Administrator together with a voided check for the account from which such funds are to be drawn. Electronic Stock Purchase Forms may be obtained from the Administrator at the address indicated in "Administration" above. Once automatic monthly deduction is initiated, funds will be drawn from the participant's designated checking account on the 15th day of the month. If the 15th day of the month falls on a day on which financial institutions are closed in Indianapolis, Indiana, the automatic deduction will occur on the next business day. Participants may change or terminate their automatic investments by notifying the Administrator in writing.


Dividends

   Dividend declarations will be determined by the Board of Directors of IPALCO upon giving consideration to earnings, financial requirements and other factors. The cash dividend payment dates for IPALCO are normally January 15, April 15, July 15 and October 15 of each year. The dividend record dates are normally three weeks prior to the dividend payment dates. Cash dividends are payable on whole shares and any fractional interest in a share of Common Stock.

Investment Dates

   Initial or optional cash investments will be invested two times each month, usually on the 1st and 15th of each month (the "Investment Dates"). Cash dividends will be reinvested on the Investment Date which falls on the 15th day of the month. If an Investment Date falls on a day on which the New York Stock Exchange is closed, the Investment Date will be the next following trading day. Optional cash payments received by check must be received by the Administrator at least five full business days before an Investment Date. Cash payments received less than five full business days before an Investment Date will be invested on the following Investment Date. Optional cash payments received by automatic withdrawal from a participant's checking account will normally be invested on the 15th day of the month.


Purchase Procedures and Prices

   The Agent may, at its discretion, purchase Common Stock prior to an Investment Date and has absolute discretion, consistent with applicable securities laws and regulations as to when, in what amounts and the price at which Common Stock will be purchased during any calendar month. Funds not invested in Common Stock within 30 days of receipt will be refunded without interest to participants. No interest will be earned by or paid to participants on funds held by the Administrator. Participants are urged to time their initial or optional cash investments so that such funds are received by the Administrator shortly (but not less than five business days) before an Investment Date.

   The number of shares purchased for each participant will depend on the total amount of the participant's dividends to be reinvested, any initial or optional cash payments to be invested, the price per share of Common Stock, and the brokerage commissions incurred when making open market purchases of Common Stock. A participant's account will be credited on the Investment Date with the number of shares purchased, including fractions of shares computed to four decimal places. There is no provision in the Plan for participants, IPALCO or the Administrator to order the purchase of a specific number of shares, a specified price, the markets on which shares are purchased or the selection of the broker or dealer (other than the Agent) through or from whom purchases may be made. Since purchases under the Plan will not necessarily occur on a particular date, a participant does not have the freedom to select more precise timing for purchases.

   The price per share of Common Stock purchased on the open market for any Investment Date will be the weighted average of the prices paid by the Agent for the Common Stock purchased for the applicable investment period, plus brokerage commissions. The price per share of new issue shares of Common Stock purchased from IPALCO on any Investment Date will be the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape on the Investment Date. In determining the purchase price, fractional cents will be rounded to the next whole one-tenth of a cent. The high and low sale prices on the Composite Tape normally will be published in The Wall Street Journal on the first business day following an Investment Date.


Partial Withdrawal of Shares from Plan

   Any number of whole shares held in a participant's account may be withdrawn by the participant, upon written request to the Administrator, without complete withdrawal from the Plan. A form on the reverse side of the account statement may be used for that purpose. Any such request will be processed weekly, and a certificate for the whole number of shares withdrawn will be sent to the participant. Any withdrawal request received by the Administrator on or after an ex-dividend date (two business days before record date) will not be processed until after the dividend relating to that record date has been reinvested.

   The certificates for shares withdrawn will be registered in the participant's name as shown on the account registration. The certificates may be registered in another name subject to compliance with the Administrator's transfer requirements as discussed under "Gifts or Transfer of Common Stock."

   Dividends on any shares withdrawn from the Plan in certificate form will continue to be reinvested in the Plan if the participant has elected the Full Reinvestment option. For participants who have elected other investment options, dividends on any shares withdrawn from the Plan in certificate form will be reinvested or paid in cash, consistent with the participant's current election.


Complete Withdrawal from Plan

   A participant may completely withdraw from the Plan by giving written notice of withdrawal to the Administrator. A notice of complete withdrawal from the Plan will be processed weekly, and a certificate for all whole shares in the participant's account and a check for the proceeds from the sale of any fractional share will be sent to the participant. Any withdrawal request received by the Administrator on or after an ex-dividend date (two business days before record date) will not be processed until after the dividend relating to that record date has been reinvested.

   The certificates for shares withdrawn will be registered in the participant's name as shown on the account registration. The certificates may be registered in another name subject to compliance with the Administrator's transfer requirements as discussed under "Gifts or Transfer of Common Stock."


Gifts or Transfer of Common Stock

   If a participant wishes to change the ownership of all or part of his Common Stock held in the Plan, a gift or transfer may be made subject to compliance with the Administrator's transfer requirements and the rules of the Securities Transfer Association, Inc. Any such request must be in writing, bear the signature of the participant and such signature must be accompanied by a Medallion Guarantee from a commercial bank, member of the New York Stock Exchange or other participant in the Medallion Program.

   A new Plan account will be opened in the name of the person to whom the shares are transferred, but no stock certificate will be issued. A Plan prospectus will be mailed to such person as a new shareholder and any dividends paid on the new account will be reinvested unless the Administrator receives a completed Enrollment Form from the new shareholder indicating a different reinvestment option.

   IPALCO will provide the participant who requested the transfer and the new shareholder with an account statement to confirm establishment of the new account and reflect current transactions. In addition, gift certificates reflecting the gift or transfer are available upon request.


Sale of Common Stock

   A participant may request in writing that the Administrator sell all or any portion of the shares held in the Plan account. Requests for sales may be made at any time and the Administrator will forward the sale instructions to the Agent weekly. The Agent will sell such shares as soon as practicable after processing the request. A check made payable to the shareholder of record for the sale proceeds, less any brokerage commission, will be sent within three business days after the date of sale. Any sale request received by the Administrator on or after an ex-dividend date (two business days before record date) will not be processed until after the dividend relating to that record date has been reinvested. There is no provision in the Plan for participants, IPALCO or the Administrator to order a specified price, the markets on which shares are sold or the selection of the broker or dealer (other than the Agent) through or from whom sales may be made. For participants selling whole shares and fractional shares, the price of the fractional share will be based upon the same price received for the whole shares.


Costs

   Brokerage commissions resulting from open market purchases of Common Stock made by the Agent for an Investment Date will be added to the price per share of Common Stock. Brokerage commissions will be a negotiated rate established under the terms of IPALCO's agreement with the Agent, which is $0.06 per share as of the date of this Prospectus. However, there are no brokerage commissions charged to participants when new issue shares of Common Stock are being purchased under the Plan. If a participant sells shares held in the Plan, the Agent will deduct the brokerage commission and other charges related to such sale. All other costs associated with the administration of the Plan are paid by IPALCO.


Reports to Participants

   Each participant in the Plan will receive an account statement after completion of each transaction affecting such account, including each dividend payment date, after each optional cash purchase, deposit, sale, withdrawal or transfer. The statement will show, as applicable, the date of the transaction, the amount invested, the purchase price of the Common Stock, the number of shares purchased, deposited, sold, transferred, or withdrawn, total shares held in the Plan, and other relevant information. Participants should retain these statements of account in order to establish the cost basis, for tax purposes, for shares of Common Stock acquired under the Plan. In addition, participants will receive copies of the same communications sent to all holders of Common Stock, including IPALCO's annual report to shareholders, annual meeting materials, and certain income tax information for reporting dividends paid or reinvested.


Certificates for Shares

   Certificates for all or a portion of whole shares of Common Stock purchased under the Plan will be issued out of a participant's account only upon written request. A form on the reverse side of the account statement may be used for that purpose. Certificates for fractional interest in shares will not be issued under any circumstances. Upon withdrawal or termination from the Plan, fractional shares will be aggregated with other fractional shares and sold through the Plan and a check for the proceeds will be mailed directly to the participant.

   Shares credited to the account of a participant under the Plan may not be pledged. Participants who wish to pledge their Common Stock must request that such shares be withdrawn from the Plan and that certificates be issued in the participant's name.

Safekeeping Services for Certificates

   The Plan's Safekeeping Service allows Plan participants to deposit certificated shares of Common Stock for safekeeping. Shares deposited for safekeeping will be held in the name of the nominee of the Administrator and credited to the participant's account under the Plan. Plan participants may instruct the Administrator to reinvest all or a portion of the dividends or pay dividends in cash.

   The Plan's Safekeeping Service offers two significant advantages to participants. First, the risk associated with loss, theft or destruction of a participant's certificated shares is eliminated. Second, because certificated shares deposited with the Plan for safekeeping are treated the same way as other shares held in the Plan, they may be sold through the Plan in a convenient and economical manner.

   Participants who wish to deposit certificated shares of Common Stock with the Plan should send them to the Administrator with written instructions to place them in safekeeping. The certificates should not be endorsed and the assignment section should not be completed.
Participants are urged to send stock certificates by certified mail, return receipt requested.


Amendment or Termination of the Plan

   IPALCO reserves the right to amend, suspend, modify or terminate the Plan at any time, in whole, in part, or with respect to participants in one or more jurisdictions, without the approval of participants. All participants will receive notice of any such amendment, suspension, modification or termination. Upon termination of the Plan, certificates for whole shares credited to a participant's account under the Plan will be issued and a cash payment will be made for any fractional interest in shares as provided herein.


Federal Income Tax Consequences

   Cash dividends paid to participants or reinvested under the Plan will be taxable as having been received by a participant, even though the participant has not actually received them in cash. A participant will receive an annual statement from the Administrator indicating the amount of cash dividends or reinvested dividends reported to the U.S. Internal Revenue Service ("Service") as dividend income.

   A participant will not realize gain or loss for U.S. Federal income tax purposes upon the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. Participants will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.

   As a general matter, the tax basis of shares purchased with reinvested dividends or cash payments will equal the cost of such shares, including any brokerage fees and related charges paid out of the reinvested dividends or optional cash. An exception applies to shares purchased with reinvested dividends excluded from gross income under a limited election available during the period 1982 through 1985, as to which shares the tax basis is generally zero.

   Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with Service regulations. Where applicable, this withholding tax is determined by treaty between the U.S. and the country in which such participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for investment in additional shares of Common Stock or paid to the participant in cash.

   The foregoing does not purport to be a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan. In addition, special tax considerations may apply to certain participants; therefore, participants are urged to consult their tax advisors regarding the consequences of participation in the Plan.


Other Information

   Stock dividend, stock split, or other distribution. Any shares of Common Stock distributable by IPALCO as a stock dividend, a stock split, or a similar transaction on shares of Common Stock credited to a participant's account under the Plan as of the record date for such stock dividend, stock split or other distribution will be credited to that account under the Plan.

   Rights offering. In the event that IPALCO makes a Common Stock rights offering, the subscription rights pertaining to any shares registered in the names of participants in the Plan would be mailed directly to them, in the same manner as to shareholders not participating in the Plan. The rights pertaining to shares held in Plan accounts would be sold by the Agent and the proceeds used to purchase additional shares of Common Stock to be allocated to such accounts. Participants wishing to exercise, transfer or sell rights belonging to shares held in their Plan accounts must request that the Administrator withdraw such shares from their accounts before the record date for the rights offering.

   Voting of Shares. A participant will have the exclusive right to exercise all voting rights respecting shares of Common Stock credited to his account. IPALCO will forward all shareholder materials relating to shares of Common Stock credited to a participant's account to the participant. A participant may vote all shares of Common Stock, including fractional shares, credited to his account in person or by proxy. A participant's proxy card will include shares of Common Stock credited to his account and shares of Common Stock registered in his name. Shares of Common Stock credited to a participant's account will not be voted unless the participant or his proxy votes them.



                      PLAN OF DISTRIBUTION

   The Common Stock offered hereby is offered pursuant to the Plan which provides for the purchase of shares of Common Stock, either from IPALCO's authorized but unissued shares, by an Agent on the open market, or in privately negotiated transactions. As of the date of this Prospectus, shares of Common Stock purchased for participants under the Plan are being purchased on the open market by an Agent, as defined herein. IPALCO may not change its determination regarding the source of purchases of shares under the Plan more than once in any three month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be IPALCO's need to increase equity capital. The determination whether to purchase Common Stock in the form of new issue shares or on the open market shall be made by IPALCO's Board of Directors, at its sole discretion, without notice to participants. Participants pay a brokerage commission to the Agent on each purchase and sale of Common Stock on the open market, and all other costs and expenses associated with the Plan are paid by IPALCO.


                         USE OF PROCEEDS

   As of the date of this Prospectus, shares of Common Stock purchased for participants under the Plan are being purchased on the open market and IPALCO will not receive any proceeds. The proceeds to be received by IPALCO from the sale of new issue shares of Common Stock offered hereby, after payment of the expenses incurred in the administration of the Plan, will be placed in IPALCO's treasury and used to meet current expenditures and for general corporate purposes. IPALCO has no basis for estimating either the number of new issue shares of Common Stock, if any, that may be purchased under the Plan or the prices at which such shares will be purchased.

                             EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                         LEGAL OPINIONS

   Certain legal matters in connection with the Common Stock offered hereby have been passed upon for IPALCO by Bryan G. Tabler, Vice President, Secretary and General Counsel of IPALCO, One Monument Circle, Indianapolis, Indiana 46204. As of June 15, 1996, Mr. Tabler owned 9,332 shares of IPALCO's Common Stock. Mr. Tabler is acquiring additional shares of IPALCO Common Stock at regular intervals through the Indianapolis Power & Light Company Employees' Thrift Plan and through this Plan.

                        TABLE OF CONTENTS
                                               Page



        Questions Concerning the Plan. . . . . . . . . . . . .  2
        Available Information. . . . . . . . . . . . . . . . .  2
        Incorporation of Certain Documents by Reference. . . .  2
        IPALCO Enterprises, Inc. and Its Subsidiaries. . . . .  3
        IPALCO PowerInvest . . . . . . . . . . . . . . . . . .  3
             Purpose . . . . . . . . . . . . . . . . . . . . .  3
             Administration. . . . . . . . . . . . . . . . . .  3
             Eligibility . . . . . . . . . . . . . . . . . . .  4
             Enrollment. . . . . . . . . . . . . . . . . . . .  4
             Employee Enrollment . . . . . . . . . . . . . . .  5
             Dividend Reinvestment Options . . . . . . . . . .  5
             Changing Reinvestment Options . . . . . . . . . .  5
             Direct Deposit of Dividends . . . . . . . . . . .  5
             Optional Cash Payments. . . . . . . . . . . . . .  6
             Electronic Stock Purchase . . . . . . . . . . . .  6
             Dividends . . . . . . . . . . . . . . . . . . . .  6
             Investment Dates. . . . . . . . . . . . . . . . .  7
             Purchase Procedures and Prices. . . . . . . . . .  7
             Partial Withdrawal of Shares from Plan. . . . . .  7
             Complete Withdrawal from Plan . . . . . . . . . .  8
             Gifts or Transfer of Common Stock . . . . . . . .  8
             Sale of Common Stock. . . . . . . . . . . . . . .  8
             Costs . . . . . . . . . . . . . . . . . . . . . .  9
             Reports to Participants . . . . . . . . . . . . .  9
             Certificates for Shares . . . . . . . . . . . . .  9
             Safekeeping Services for Certificates . . . . . .  9
             Amendment or Termination of the Plan. . . . . . . 10
             Federal Income Tax Consequences . . . . . . . . . 10
             Other Information . . . . . . . . . . . . . . . . 11
        Plan of Distribution . . . . . . . . . . . . . . . . . 11
        Use of Proceeds. . . . . . . . . . . . . . . . . . . . 11
        Experts. . . . . . . . . . . . . . . . . . . . . . . . 12
        Legal Opinions . . . . . . . . . . . . . . . . . . . . 12

IPALCO ENTERPRISES, INC.

Common Stock, No Par Value

       _________



   P R O S P E C T U S


       _________


    IPALCO PowerInvest


    __________, 1996

No person has been authorized
to give any information or to
make any representations,
other than those contained in
this Prospectus, and, if given
or made, such information or
representations must not be
relied upon as having been
authorized by IPALCO
Enterprises, Inc.  This
Prospectus does not constitute
an offer to sell or the
solicitation of an offer to
buy any of the securities
offered hereby in any
jurisdiction to or from any
persons to whom it is unlawful
to make or solicit such offer
in such jurisdiction.  Neither
the delivery of this
Prospectus nor any sales made
hereunder shall under any
circumstances create any
implication that there has
been no change in the affairs
of IPALCO since the date
hereof or that the information
herein is correct as of any
time subsequent to its date.






      IPALCO ENTERPRISES, INC.

        ONE MONUMENT CIRCLE

           P.O. BOX 1595

   INDIANAPOLIS, IN 46206-1595

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

   The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered:

   SEC Registration Fee                                          $13,512.93
   Printing and Engraving*                                        15,000.00
   Accounting Fees and Expenses*                                   2,500.00
   Legal Fees and Expenses*                                        7,000.00
   Blue Sky Fees and Expenses*                                     5,000.00
   Miscellaneous*                                                    500.00

   Total*                                                        $43,512.93

*Estimated


Item 15.  Indemnification of Directors and Officers.

   IND. CODE Sections 23-1-37-1 through 23-1-37-15 permit an Indiana corporation to indemnify directors and officers against liability incurred in certain proceedings if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that such conduct was in the best interests of the corporation and, in all other cases, believed such conduct was at least not opposed to the best interests of the corporation. If the proceeding is criminal, the individual must have at least had no reasonable cause to believe that such conduct was unlawful. The statute requires a corporation to indemnify an individual who is wholly successful in the defense of any such proceeding against reasonable expenses incurred by such individual, unless the Articles of Incorporation provide otherwise. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if certain conditions are satisfied. Unless otherwise provided in the Articles of Incorporation, a director or officer may apply for court ordered indemnification which will include reasonable expenses incurred to obtain the indemnification order if the court determines that the director is entitled to mandatory indemnification or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Except in the case of mandatory indemnification, a corporation may indemnify a director or officer only after it is determined that the individual meets the standard of conduct described above. In addition, a corporation may also indemnify and advance expenses to an officer, whether or not a director, to the extent, consistent with public policy, that may be provided by its Articles of Incorporation, by-laws, general or specific action of its board of directors or contract. IND. CODE Section 23-1-37-14 empowers an Indiana corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, or incurred by, such individual in any such capacity or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify against such liability. The Articles of Incorporation of the Registrant provide for indemnification to the fullest extent permitted under Indiana law.

   The Registrant has purchased insurance providing up to an aggregate of $35 Million in coverage designed to protect and indemnify the Registrant and its officers and directors against losses arising from claims, including claims under the 1933 Act, which might be made against its directors and officers by reason of any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties.

Item 16.  Exhibits.

   The exhibits furnished with the Registration Statement are listed on the
Exhibit Index which follows the signature pages herein.

Item 17.  Undertakings.

   (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement (i) to include any prospectus required by
Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

   The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 25, 1996.

                                    IPALCO Enterprises, Inc.


                                     By: /s/ John R. Hodowal
                                         John R. Hodowal, Chairman of the
                                         Board and President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signatures                      Title                   Date

(i) Principal Executive Officer:


    /s/ John R. Hodowal            Chairman of the Board
      (John R. Hodowal)            and President              June 25, 1996

(ii)    Principal Financial Officer:


    /s/ John R. Brehm              Vice President
      (John R. Brehm)              and Treasurer                June 25, 1996


(iii)   Controller or Principal
        Accounting Officer:


    /s/ Stephen J. Plunkett
      (Stephen J. Plunkett)        Controller                 June 25, 1996


(iv)    A Majority of the Board
        of Directors:




   *Mitchell E. Daniels, Jr             Director
   *Rexford C. Early                    Director
   *Max L. Gibson                       Director
   *Edwin J. Goss                       Director
   *John R. Hodowal                     Director                June 25, 1996
   *Ramon L. Humke                      Director
   *Sam H. Jones                        Director
   *Andre B. Lacy                       Director
   *L. Ben Lytle                        Director
   *Michael S. Maurer                   Director
   *Sallie W. Rowland                   Director
   *Thomas H. Sams                      Director








*By:      /s/ Bryan G. Tabler
          (Bryan G. Tabler, Attorney-in-Fact)

                               EXHIBIT INDEX



Exhibit No.                      Description

4.1             Amended Articles of Incorporation and Articles of
                Amendment of the Registrant (Incorporated by reference from Form 10-K dated 12/31/90)

4.2             IPALCO Enterprises, Inc. and First Chicago Trust
                Company of New York (Rights Agent) - Rights Agreement (Incorporated by reference from Exhibit 4.2 to the Form 10-K dated 12-31-94.)

5 Opinion of Bryan G. Tabler as to the legality of the securities being registered

23.1            Consent of Deloitte & Touche LLP

23.2            Consent of Bryan G. Tabler (included in Exhibit 5)

24              Power of Attorney